Exhibit 10





                         AGREEMENT AND PLAN OF MERGER

                    DATED AS OF THE 24th DAY OF APRIL, 1997

                                BY AND BETWEEN

                          FLUSHING SAVINGS BANK, FSB,

                        FLUSHING FINANCIAL CORPORATION

                                      AND

                         NEW YORK FEDERAL SAVINGS BANK

                               TABLE OF CONTENTS
                                                                         Page

ARTICLE I.     THE MERGER
SECTION 1.1.   The Merger; Effective Time                                   1
SECTION 1.2.   Effect on Outstanding Shares                                 2
SECTION 1.3.   Exchange Procedures                                          2
SECTION 1.4.   Options                                                      3
SECTION 1.5.   Dissenters' Rights                                           4

ARTICLE II.    CONDUCT PENDING THE MERGER
SECTION 2.1.   Conduct of the Bank's Business Prior to the Effective Time   4
SECTION 2.2.   Forbearance by the Bank                                      4
SECTION 2.3.   Cooperation                                                  5

ARTICLE III.   REPRESENTATIONS AND WARRANTIES
SECTION 3.1.   Representations and Warranties of the Bank                   6
SECTION 3.2.   Representations and Warranties of FSB and the Company       14

ARTICLE IV.    COVENANTS
SECTION 4.1.   Acquisition Proposals                                       16
SECTION 4.2.   Employees                                                   17
SECTION 4.3.   Access and Information                                      17
SECTION 4.4.   Certain Filings, Consents and Arrangements                  17
SECTION 4.5.   Indemnification                                             18
SECTION 4.6.   Additional Agreements                                       18
SECTION 4.7.   Publicity                                                   18
SECTION 4.8.   Proxy Materials                                             18
SECTION 4.9.   Stockholders' Meeting                                       19
SECTION 4.10.  Letter Agreement                                            19
SECTION 4.11.  Notification of Certain Matters                             19
SECTION 4.12.  Interim                                                     19

ARTICLE V.     CONDITIONS TO CONSUMMATION
SECTION 5.1.   Conditions to All Parties' Obligations                      19
SECTION 5.2.   Conditions to Obligations of FSB and the Company            20
SECTION 5.3.   Conditions to the Obligation of the Bank                    22

ARTICLE VI.    TERMINATION
SECTION 6.1.   Termination                                                 23
SECTION 6.2.   Effect of Termination                                       24
SECTION 6.3.   Termination Fees                                            24

ARTICLE VII.   OTHER MATTERS
SECTION 7.1.   Certain Definitions; Interpretation                         25

                               TABLE OF CONTENTS
                                                                         Page

SECTION 7.2.   Survival                                                    26
SECTION 7.3.   Waiver                                                      26
SECTION 7.4.   Counterparts                                                26
SECTION 7.5.   Governing Law                                               26
SECTION 7.6.   Expenses                                                    26
SECTION 7.7.   Notices                                                     26
SECTION 7.8.   Entire Agreement, Etc.                                      27


                               LIST OF EXHIBITS

EXHIBIT A       Directors and Officers of the Surviving Bank
EXHIBIT B(1)    Form of Letter from PASL pursuant to Section 4.10
EXHIBIT B(2)    Form of Letter from Directors of the Bank pursuant
                  to Section 4.10
EXHIBIT C(1)    Form of Employment Agreement between FSB and Donald Shapiro
EXHIBIT C(2)    Form of Employment Agreement between the Company
                  and Donald Shapiro


                               LIST OF SCHEDULES

SCHEDULE 3.1(h)    Certain Changes or Events
SCHEDULE 3.1(i)    Taxes
SCHEDULE 3.1(j)    Litigation and Liabilities
SCHEDULE 3.1(k)    Regulatory Actions
SCHEDULE 3.1(l)    Material Contracts
SCHEDULE 3.1(n)    Employee Benefit Plans
SCHEDULE 3.1(o)    Title to Assets
SCHEDULE 3.1(q)    Fees
SCHEDULE 3.1(r)    Environmental Matters
SCHEDULE 3.1(t)    Material Interests of Certain Persons
SCHEDULE 3.1(w)    Loans

                               TABLE OF CONTENTS

Page


SCHEDULE 3.1(x)    Shareholder Agreements
SCHEDULE 3.2(f)    Regulatory Actions

                            INDEX OF DEFINED TERMS
                                                                         Page


Acquisition Proposal.......................................................16
Agreement, 1
Bank........................................................................1
Bank's Financial Statements.................................................8
Bank's Knowledge...........................................................25
Bank Agreement..............................................................7
Bank Common Stock...........................................................2
Bank Meeting...............................................................19
Bank Stock..................................................................2
Benefit Plans..............................................................10
CERCLA.....................................................................13
Class A Preferred...........................................................2
Class A Redemption..........................................................2
Class B Preferred...........................................................2
Closing.....................................................................1
Code.......................................................................11
Company.....................................................................1
Company's Financial Statements.............................................16
Dissenters' Shares..........................................................2
Dissenting Stockholder......................................................2
Effective Time..............................................................1
Environmental Laws.........................................................13
ERISA......................................................................11
Exchange Agent..............................................................2
FDIC........................................................................8
FSB.........................................................................1
FSB's or the Company's Knowledge...........................................25
FSB Agreement..............................................................15
Government Regulators...................................................9, 16
Hazardous Substance........................................................13
Interim.....................................................................1
IRS........................................................................11
Material Adverse Effect....................................................25
Material Contract...........................................................9
Merger......................................................................1
Merger Consideration........................................................2
Options.....................................................................3
OREO........................................................................5
OTS.........................................................................1
PASL........................................................................7
Person.....................................................................25

                            INDEX OF DEFINED TERMS
                                                                         Page


Proxy Materials............................................................18
Subsidiary..................................................................7
Surviving Bank..............................................................1
Tax Returns.................................................................9
Taxes.......................................................................8

          AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of April, 1997 (this "Agreement"), by and between Flushing Savings Bank, FSB, a federally chartered stock savings bank organized under the laws of the United States of America ("FSB"), Flushing Financial Corporation, a corporation organized under the laws of Delaware (the "Company") and New York Federal Savings Bank, a federally chartered stock savings bank organized under the laws of the United States of America (the "Bank").

          The Boards of Directors of the Bank, FSB and the Company having approved this Agreement by the affirmative votes of their respective Directors as required by applicable law;

          NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                            ARTICLE I.  THE MERGER

          SECTION 1.1. THE MERGER; EFFECTIVE TIME. (a) Subject to the terms and conditions of this Agreement, (i) FSB will cause to be organized as a wholly-owned subsidiary Flushing Interim Federal Association, a non-operating phantom federal savings association ("Interim"), (ii) at the Effective Time, (A) Interim will be merged with and into the Bank (the "Merger"), (B) the separate existence of Interim shall cease and the Bank will survive the Merger as a wholly-owned subsidiary of FSB (the "Surviving Bank"), and (C) each outstanding share of Bank Common Stock (as defined in
Section 1.2(a)) will in consideration of the Merger be converted into the right to receive cash in accordance with Sections 1.2(a).

          (b) The effective time of the Merger (the "Effective Time") shall be 12:01 A.M. on such date as is specified in the Articles of Combination as filed with and endorsed by the Office of Thrift Supervision ("OTS") pursuant to its regulations, and shall be on such date as is specified by FSB within 30 days after the expiration of all applicable waiting periods in connection with approvals of Government Regulators (as defined in Section 3.1(j)) occurs and all other conditions to the consummation of this Agreement are satisfied or waived.
          (c) FSB, the Company and the Bank shall regularly communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto.
The exchange of certificates and other documents contemplated by this Agreement in connection with the consummation of the Merger (the "Closing") shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004 on the day immediately preceding the day on which the Effective Time will occur.

          (d) At the Effective Time, the Federal Stock Charter and by-laws of the Bank in effect immediately prior to the Effective Time shall become the Federal Stock Charter and by-laws of the Surviving Bank. At the Effective Time the directors and officers of the Surviving Bank shall be those persons set forth on Exhibit A.

          SECTION 1.2.     Effect on Outstanding Shares.

          (a) At the Effective Time, by virtue of the Merger, automatically and without any action on the part of FSB, the Company, Interim, the Bank or the holder of any of the following securities, (i) each share of the common stock, par value $17.00 per share, of the Bank and each share of Class B noncumulative preferred stock, par value $17.00 per share, of the Bank ("Class B Preferred"; and together with the common stock of the Bank, the "Bank Common Stock") issued and outstanding immediately prior to the Effective Time (other than (A) shares the holders of which (each a "Dissenting Stockholder") are exercising appraisal rights pursuant to Section 552.14 of the regulations of the OTS (12 C.F.R. Part 552) or other applicable law (the "Dissenters' Shares") and (B) shares held in the Bank's treasury) shall become and be converted into the right to receive, an amount equal to $272.50 payable in cash, without interest, (the "Merger Consideration").

               (ii) Each share of Bank Common Stock held in the Bank's treasury shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

               (iii) Each share of common stock of Interim issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Common Stock, par value $.01 per share, of the Surviving Bank.

          (b) At the Effective Time, each share of Class A, par value $17.00 per share, noncumulative preferred stock of the Bank ("Class A Preferred") issued and outstanding immediately prior to the Effective Time shall be redeemed pursuant to Section 5(B)(d) of the Bank's Federal Stock Charter and paragraph (iii) of the Supplementary Section thereto, dated January 9, 1990, for an amount equal to $34.00 payable in cash, without interest, plus the accrued dividend thereon for the six month period ending June 30, 1997, not to exceed in the aggregate for all shares of Class A Preferred, $149,466.72 ("Class A Redemption"). The Class A Preferred and the Bank Common Stock are sometimes referred to collectively in this Agreement as "Bank Stock".

          (c) The Merger shall effect no change in any shares of common stock issued by the Company or FSB prior to the Effective Time.

          SECTION 1.3.     Exchange Procedures.

          (a) Prior to the Effective Time, FSB, the Company and the Bank jointly shall designate a bank or trust company to act as Exchange Agent in the Merger (the "Exchange Agent"). At and after the Effective Time, the Company or FSB will cause to be made, the cash payments as provided in Section 1.2 (by issuance of checks or drafts of the Exchange Agent).

          (b) After the Effective Time, each holder of a certificate theretofore evidencing outstanding shares of Bank Stock (other than Dissenters' Shares, and shares held in the Bank's treasury), upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a check representing the amount of cash (rounded to the nearest $0.01) for which the shares of Bank Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged or redeemed as provided in Section 1.2. No interest will be paid or accrue on the cash payable upon surrender of such certificate.

          (c) As soon as possible and within five days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each holder of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Bank Stock advising such stockholder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (which may appoint forwarding agents) such certificate for exchange into cash.

          (d) Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented shares of Bank Stock (other than Dissenters' Shares, and shares held in the Bank's treasury) will be deemed for all corporate purposes to evidence solely a right to receive the amount of cash (rounded to the nearest $0.01) (without interest thereon) for which the shares of Bank Stock represented thereby were exchanged or redeemed pursuant to Section 1.2. After the Effective Time, there shall be no further registration of transfers on the records of the Bank of shares of Bank Stock and, if a certificate representing such shares is presented to the Surviving Bank, it shall be canceled and exchanged or redeemed for cash as herein provided.

          (e) If any payment of cash is to be made to a person other than the person in whose name such certificate is registered, it shall be a condition of the payment of such cash that the certificate of Bank Stock so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange or redemption (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment of cash to a person other than the registered holder of the certificate of Bank Stock surrendered, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) Approval of this Agreement by holders of two-thirds of the voting power of the Bank Common Stock shall be deemed to approve the appointment of the Exchange Agent on behalf of all stockholders of the Bank and the authorization of the Exchange Agent to make the foregoing exchange and effect the foregoing redemption and to carry out the other transactions to be carried out by it in accordance with this Agreement.

          (g) In the event any certificate of Bank Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as FSB may direct or the provision of a written indemnity agreement in form satisfactory to FSB, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration or Class A Redemption, as the case may be, deliverable in respect thereof pursuant to this Agreement.

          SECTION 1.4. OPTIONS. The Bank shall cause each holder of options to acquire Class B Preferred ("Options") (whether or not such Options are then exercisable) to consent to the cancellation, effective as of the Effective Time, of such Options and any related stock appreciation rights, as the case may be, in consideration of receipt of a cash payment equal to (i) $272.50 (ii) minus the applicable option exercise price (iii) multiplied by the number of shares of Class B Preferred subject to such Option.

          SECTION 1.5. DISSENTERS' RIGHTS. Any Dissenting Stockholder who shall be entitled to be paid the "fair value" of his or her Dissenters Shares, as provided under Section 552.14 of the regulations of the OTS, 12 C.F.R. Part 552, or other applicable law, shall not be entitled to the Merger Consideration, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost his or her right to dissent from the Merger under applicable law, and shall be entitled to receive only the payment to the extent provided for by applicable law with respect to such Dissenters' Shares. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Stockholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.2. The Company or FSB shall be responsible for paying all amounts determined to be payable to Dissenting Stockholders properly exercising their rights as such and shall be required to satisfy all other obligations owed by the Bank to Dissenting Stockholders after the Effective Time.


                    ARTICLE II.  CONDUCT PENDING THE MERGER

          SECTION 2.1. CONDUCT OF THE BANK'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Bank shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its best efforts to maintain and preserve intact its business organization, assets, leases, properties, investment services, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Bank, FSB or the Company to obtain any necessary approvals, consents or waivers of any Government Regulator (as defined in Section 3.1(j)) required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 7.1) on the Bank.

          SECTION 2.2. FORBEARANCE BY THE BANK. During the period from the date of this Agreement to the Effective Time, the Bank shall not, without the prior written consent of FSB:

          (a) make any advance or incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

          (b) adjust, split, combine or reclassify any capital stock; issue any additional shares of capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any option or any other right to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock (except, in the case of Class A Preferred, the Bank may pay cash dividends thereon accrued prior to 1996 at the rates set forth in the applicable certificate of incorporation or certificate of designation for such securities, up to a maximum aggregate amount of $139,329.73);

          (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leasehold interests or assets to any person other than a direct or indirect wholly owned subsidiary of the Bank, or cancel, release or assign any indebtedness of any person or any contracts or agreements as in force at the date of this Agreement; PROVIDED, HOWEVER, that nothing contained in this paragraph (c) shall be interpreted to prohibit the prudent disposition of foreclosed real estate or in substance foreclosures ("OREO") or prudent action to realize upon nonperforming assets;

          (d) increase in any manner the compensation or fringe benefits of any of its employees or directors or provide funding to any existing plan or agreement relating to the provision of benefits to employees or directors other than contributions to the Bank's 401(k) plan required by the terms of such plan as in effect on December 31, 1996 or pay any pension or retirement allowance not specifically required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement (including any nonqualified plan) or employment agreement with or for the benefit of any employee or director, or voluntarily accelerate the vesting of any compensation or benefit;

          (e) propose or adopt any amendments to its Federal Stock Charter or by-laws;

          (f) change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by the Bank's independent auditors; or

          (g) except as contemplated by Section 4.10, enter into any stockholder agreement, understanding or commitment or cooperate in the formation of any voting trust relating to the rights of stockholders of the Bank to vote any shares of capital stock of the Bank.

          In the event that FSB does not consent to any request by the Bank to take any action specified in subsections (a)-(g) of this Section 2.2, the effects of the Bank's not taking such requested action shall not be taken into consideration in determining whether there has occurred a Material Adverse Effect.

          SECTION 2.3. COOPERATION. The Bank shall cooperate with FSB and the Company prior to the Merger and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that would cause any of the representations or warranties of the Bank that are set forth in
Article III not to be true and correct, or (ii) that is inconsistent with or prohibited by Section 2.1 or Section 2.2.

                 ARTICLE III.  REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE BANK. The Bank represents and warrants to FSB and the Company, that, except as specifically disclosed on Schedule 3.1 (and making specific reference to the paragraph of this Section 3.1 for which an exception is taken):

          (a) CORPORATE ORGANIZATION AND QUALIFICATION. The Bank is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America and is duly qualified to do business and is in good standing in all jurisdictions where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined in Section 7.1). The Bank has the requisite corporate and other power and authority (including all federal, state and local governmental authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets, except for such lack thereof which would not have a Material Adverse Effect. The Bank has made available to FSB a complete and correct copy of the Federal Stock Charter and by-laws of the Bank and such Federal Stock Charter and by-laws are in full force and effect.

          (b) AUTHORIZED CAPITAL. The authorized capital stock of the Bank consists of (i) 100,000 shares of common stock of which 29,430 were issued and outstanding as of the date of this Agreement, (ii) 300,000 shares of Class A Preferred of which 109,902 were issued and outstanding as of the date of this Agreement, and (iii) 100,000 shares of Class B preferred stock of which 2,493 were issued and outstanding as of the date of this Agreement. All of the outstanding shares of Bank Common Stock and Class A Preferred have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of the Bank. The Bank has no shares of any class of equity securities reserved for issuance, except for 4,500 shares of Class B Preferred reserved for issuance pursuant to the 1993 Stock Option Plan of the Bank. The Bank does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) on any matter. The holders of Class A Preferred have no right to vote on the approval of this Agreement. Except as set forth above, there are no shares of capital stock of the Bank authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Bank or any subsidiary thereof. After the Effective Time, the Surviving Bank will have no obligation to issue, transfer or sell any shares of Bank Common Stock or Class A Preferred or common stock of the Surviving Bank pursuant to any Employee Plan (as defined in Section 3.1(m)).

          (c) Subsidiary. The Bank has one wholly-owned subsidiary, 780 East 138th Street Property Corporation, a New York corporation (the "Subsidiary"). The Subsidiary engages solely in holding and managing OREO properties.

          (d) PASL HOLDING CORPORATION, a New York corporation ("PASL"), is a registered savings and loan holding company for the Bank. PASL owns no assets, other than 10,716 shares of Bank Common Stock, and has no liabilities. PASL has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver the letter agreement referred to in Section 4.10. The officer signing such letter agreement on behalf of PASL has been duly authorized to do so.

          (e) CORPORATE AUTHORITY. Subject only to approval of this Agreement by the stockholders of the Bank, the Bank has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Bank's Board of Directors (at a meeting duly called and held) has by the affirmative vote of at least two-thirds of all directors (a) determined that the Merger is advisable and in the best interests of it and its stockholders, (b) approved this Agreement and the transactions contemplated hereby and (c) directed that the Agreement be submitted for approval by its stockholders. This Agreement is a valid and binding agreement of the Bank enforceable against the Bank in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the rights and remedies of creditors generally and subject to general principles of equity (including possible unavailability of specific performance or injunctive relief and the general discretion of the court considering the matter), regardless whether enforceability is considered in a proceeding in equity or at law.

          (f) NO VIOLATIONS. The execution and delivery of this Agreement by the Bank do not, and the consummation of the transactions contemplated hereby will not, (I) constitute a breach or default under, the Federal Stock Charter or by-laws of the Bank; (ii) constitute a breach or default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Bank, or enable any person to enjoin the Merger under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Bank is a party, or to which any of its properties or assets may be bound or affected ("Bank Agreement"), except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect; or (iii) require, with respect to the Bank or the Subsidiary, any approval, consent or waiver under any law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any Bank Agreement other than (A) the required approvals, consents and waivers of Government Regulators referred to in Section 5.l(c), (B) any other approvals, consents and waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on the Bank or enable any person to enjoin the Merger, and (C) the approval of the holders of Bank Common Stock referred to in Section 5.1(a).

          (g) FINANCIAL STATEMENTS. (i) Each of the consolidated balance sheets of the Bank as of December 31, 1994, 1995, 1996, related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with notes and schedules thereto, audited by BDO Seidman, LLP, true and complete copies of which have been provided by the Bank to FSB (such year-end financial statements collectively, the "Bank's Financial Statements") (A) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (B) fairly present the consolidated financial position of the Bank at the dates and the consolidated results of operations and cash flows of the Bank for the periods stated therein and
(C) are derived from the books and records of the Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices.

          (ii) The Bank and the Subsidiary have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (A) the Federal Deposit Insurance Corporation (the "FDIC"), and (B) the OTS, and all other material reports and statements required to be filed by them since January 1, 1994, including any report or statement required to be filed pursuant to the laws, rules or regulations of the FDIC and the OTS, and all fees and assessments due and payable in connection therewith have been paid.

          (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Bank's Financial Statements with respect to dates prior to the date hereof or on Schedule 3.1(h), since December 31, 1996, the Bank has not incurred any liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the condition (financial or other) in the properties, assets, business or results of operations of the Bank or the Subsidiary which, individually or in the aggregate, has had a Material Adverse Effect. The Bank has not declared or paid any dividend on its Common Stock.

          (I) TAXES. No federal income Tax Returns of the Bank have been examined. All federal, state, local, and foreign Tax Returns required to be filed by or on behalf of the Bank and the Subsidiary have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate. All Taxes shown on such Tax Returns have been paid in full or adequate provision has been made for any such Taxes on the Bank's balance sheet (in accordance with generally accepted accounting principles). Except as disclosed on Schedule 3.1(i), there is no audit examination, refund claim, or litigation pending, or to the Bank's Knowledge, threatened, with respect to any Tax Returns or Taxes of the Bank or the Subsidiary, and any audit examinations disclosed on such Schedule will have no Material Adverse Effect. All Taxes due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes on the Bank's balance sheet (in accordance with generally accepted accounting principles). Neither the Bank nor the Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Taxes due that is currently in effect. For purposes of this Agreement, "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties and additions thereto) and "Tax Returns" shall mean returns, reports, information statements and other documentation filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes.

          (j) LITIGATION AND LIABILITIES. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, Government Regulator or otherwise pending or, to the Bank's Knowledge after due inquiry, threatened against the Bank, the Subsidiary, or any of their respective present or former officers, directors or employees, other than those that are set forth in Schedule 3.1(j), or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could result in any claims against or obligations or liabilities of the Bank, the Subsidiary or any of their present or former officers, directors or employees, other than such obligations or liabilities as are disclosed in the Bank's Financial Statements or on Schedules 3.1(h) or 3.1(j), that, in the case of either
(i) or (ii), individually or in the aggregate (A) will have a Material Adverse Effect, (B) are reasonably likely to hinder or delay the consummation of the transactions contemplated hereby, or (C) are reasonably likely to result in the obligation by the Bank or, after the Effective Time, by the Surviving Bank (pursuant to the terms of Section 4.5 or otherwise) to indemnify any present or former officer, director or employee of the Bank.

          (k)     ABSENCE OF REGULATORY ACTIONS.  Except as set forth in
Schedule 3.1(k), the Bank is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal, state or local governmental authorities or the staffs thereof ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (l) AGREEMENTS. (i) Except as set forth in Schedule 3.1(l), the Bank is not bound by any contract not made in the ordinary course of business which is material to the financial condition, assets, businesses or results of operation of the Bank or the Subsidiary ("Material Contract") and is to be performed after the date hereof. Except as set forth in
Schedule 3.1(l), as of the date of this Agreement, the Bank is not a party to, or bound by, any oral or written:

               (A) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement;

               (B) agreement with any director, executive officer or other key employee of the Bank;

               (C) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan, stock purchase plan or other Benefit Plan (as defined in Section 3.1(n)), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (D) agreement containing covenants that limit the ability of the Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Bank may carry on its business (other than as may be required by law or any regulatory agency);
               (E) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization relating to the employees of the Bank or the Subsidiary; or

               (F) any agreement, contract or understanding other than this Agreement, regarding the Bank's capital stock or committing to dispose of some or all of the capital stock or substantially all of the assets of the Bank or the Subsidiary.

               (ii) The Bank is not in default under or in violation of any provision of any Bank Agreement other than such defaults or violations as will not have, individually or in the aggregate, a Material Adverse Effect.

          (m) LABOR MATTERS. The Bank is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving it pending or threatened.

          (n) EMPLOYEE BENEFIT PLANS. (i) Schedule 3.1(n) contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, bonus, incentive, health, welfare, group insurance, severance, fringe benefit, flexible spending and other benefit plans, policies, contracts, and arrangements, whether or not written, in respect to any present or former directors, officers, or employees of the Bank or the Subsidiary (hereinafter referred to collectively as the "Benefit Plans").

               (ii) The Bank has delivered to FSB complete and correct copies of each agreement described in Section 3.1(l)(B), each Benefit Plan (or written summaries of any unwritten Benefit Plan), any employee handbook applicable to employees of the Bank, and, with respect to each Benefit Plan, any related trust agreements or insurance contracts, the current summary plan description, the latest IRS determination letter, any application for determination pending with the IRS, the latest annual financial statements, the last two annual reports on IRS Form 5500 series (including all required schedules and accountants' reports), and the last two actuarial reports.

               (iii) Each of the Benefit Plans has been operated in accordance with its terms and complies in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws.

               (iv) No event has occurred and no condition exists with respect to any Benefit Plan which is likely to subject such Benefit Plan or the Company or FSB to liability for a breach of fiduciary duty, a "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code), or a tax, fine or penalty under Section 502 or 4071 of ERISA or Subtitle D Chapter 43 of the Code.

               (v) Neither the Bank nor any entity which is treated as a single employer with the Bank under Section 414(b), (c), (m), or (o) of the Code has ever contributed to, or had an obligation to contribute to, any "defined benefit plan" within the meaning of Section 3(35) of ERISA, any plan which is subject to the minimum funding standards of Section 412 of the Code, any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or any "multiple employer plan" subject to Section 4063 or 4064 of ERISA.

               (vi) Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") to the effect that it is so qualified, and the Bank is not aware of any circumstances likely to adversely affect the qualified status of such plan.

               (vii) There is no pending or, to the Bank's Knowledge, threatened litigation, administrative action or claim (other than routine claims for benefits in the ordinary course) relating to any Benefit Plan. No Benefit Plan is currently subject to investigation, audit, or examination, and, to the Bank's Knowledge, no such investigation, audit, or examination is under consideration. No Benefit Plan has been submitted to any Government Regulator under any voluntary compliance or remediation program.

               (viii) There has been no announcement or legally binding commitment by the Bank to create an additional Benefit Plan, or to amend a Benefit Plan except for amendments required by applicable law which do not materially increase the cost of such Benefit Plan.

               (ix) Except as specifically identified on Schedule 3.1(n), the Bank has no Benefit Plan that provides post-retirement welfare benefits to current or former directors or employees. The Bank has the ability to amend or terminate each such plan without incurring liability thereunder.

               (x) Except as specifically identified on Schedule 3.1(n), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) result in any payment or series of payments under any Benefit Plan by the Bank, FSB, or the Company which is an "excess parachute payment" (as defined in Section 280G of the Code), (B) increase any benefits payable under any Benefit Plan, or
(C) accelerate the time of payment or vesting of any such benefit.

          (o) TITLE TO ASSETS. The Bank or the Subsidiary has good and marketable title to the properties and assets owned by the Bank or the Subsidiary, as the case may be (other than property as to which the Bank or the Subsidiary is lessee), except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.
With respect to any property leased by the Bank or the Subsidiary, except as set forth on Schedule 3.1(o), there are no defaults by the Bank or the Subsidiary or to the Bank's Knowledge any of the other parties thereto, or any events which, with the giving of notice or lapse of time or both, would become defaults by the Bank or the Subsidiary or any of the other parties thereto, under any of such leases, except for such defaults or events which would not, individually or in the aggregate, have a Material Adverse Effect; and all such leases are in full force and effect and are enforceable against the Bank or the Subsidiary, and to the Bank's Knowledge there is no circumstance which causes such leases to be unenforceable against any of the other parties thereto.

          (p) COMPLIANCE WITH LAWS. The Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Government Regulators that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Bank's Knowledge, no suspension or cancellation of any of them is threatened.

          (q) FEES. Except as set forth on Schedule 3.1(q) neither the Bank nor any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Bank in connection with the Agreement or the transactions contemplated hereby.

          (r) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.1(r) hereto, (i) to the Bank's Knowledge, there is not and has not been any generation, use, handling, transportation, treatment, storage, release or disposal of any Hazardous Substance on, from or at any real property owned or leased by the Bank or the Subsidiary or OREO (as defined in Section 2.2(c)), nor does any such Hazardous Substance exist on any of such real property or OREO except for such of the foregoing as, individually or in the aggregate, will not have a Material Adverse Effect; (ii) to the Bank's Knowledge, no underground storage tanks or surface impoundments are located on such real property or OREO; (iii) the Bank has not received any notice of any claims, actions or proceedings against the Bank relating to
(A) the generation, release, existence, use, handling, transportation, treatment, storage or disposal of any Hazardous Substance from, on or under such real property or OREO, or (B) personal injuries or damages to property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from or into, or transported from or to, such real property or OREO, except, in each case, for such claims, actions or proceedings as have not had and will not have a Material Adverse Effect;
and (iv) to the Bank's Knowledge, the Bank has not undertaken any acts with respect to its role as lender that could reasonably be expected to render the Bank or the Subsidiary liable under any Environmental Law, except for such acts as have not had and will not have a Material Adverse Effect. For purposes of this Agreement, the following terms have the following definitions: (a) "Hazardous Substance" means (i) a substance that is defined as a hazardous or toxic substance in (x) Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, "CERCLA", 42 U.S.C. Section 9601(14), or (y) the Toxic Substances Control Act 15 U.S.C. Section 2601 et seq.; (ii) crude oil or any fraction thereof; and
(iii) any other substance that is otherwise regulated by or the subject of laws concerning protection of health, safety, or the environment; and (b) "Environmental Laws" means all federal, state and local laws, constitutions, ordinances, decrees, rules, regulations, judicial or arbitral or administrative or departmental judgments, orders, decisions, rulings, published interpretations or guidelines, awards, consent orders or consent decrees, related to (i) Hazardous Substances, including releases of Hazardous Substances; (ii) occupational health and safety, and (iii) reclamation and restoration of real property.

          (s) ALLOWANCE. The allowance for possible loan losses reflected in the Bank's Financial Statements for the year ending December 31, 1996 was, and the allowance for possible loan losses maintained by the Bank for periods ending thereafter and prior to the Effective Time will be, adequate, under generally accepted accounting principles applicable to federally chartered stock savings banks. The Bank has disclosed to FSB in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Bank that have been classified by the Bank or any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned, "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and the Bank shall promptly after the end of any month inform FSB of any such classification arrived at by the Bank any time after the date hereof. The OREO included in any non-performing assets of the Bank are carried net of reserves at the lower of cost or market value based on current independent or management appraisals.
          (t) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth in Schedule 3.1(t), no "affiliated person" of the Bank (as such term is defined in Section 561.5 of the regulations of the OTS, 12 C.F.R. Part
561) has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Bank.

          (u) INSURANCE. The Bank is presently insured, and since January 1, 1994, has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as banks engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Bank are in full force and effect, the Bank is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (v) BOOKS AND RECORDS. The books and records of the Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (w) LOANS. (i) Except as disclosed on Schedule 3.1(w), to the Bank's Knowledge, all loans, leases, other extensions of credit and investments of the Bank or the Subsidiary are legal, enforceable and authorized under applicable statutes or laws or any judgment, decree, injunction, order or final regulation or rule of any Government Regulator, except for such defects as will not have a Material Adverse Effect. Except as disclosed on Schedule 3.1(w), the Bank and the Subsidiary have good title to all loans and other extensions of credit, except for such defects as will not have a Material Adverse Effect. Schedule 3.1(w) includes a description, as of the end of the month immediately preceding the date hereof, (i) by type or classification, of the aggregate amount of all loans, leases, other extensions of credit and commitments to extend credit of the Bank; and (ii) by type or category, of all loans due to the Bank and as to which any payment of principal, interest or any other amount is 60 days or more past due.

          (ii) Except as disclosed on Schedule 3.1(w): (A) none of the loans or other extensions of credit of the Bank is presently serviced by third parties and, prior to the Closing, none will be serviced by third parties, (B) there are no obligations, agreements or understandings whatsoever that could result in any loans or other extensions of credit of the Bank or the Subsidiary becoming subject to any such third party servicing, and (C) the Bank will not undertake any such obligation or enter into any such agreement or understanding.

          (x)     SHAREHOLDER AGREEMENTS.  Except as contemplated by
Section 4.10, or as set forth on Schedule 3.1(x), the Bank is not aware of any voting trust or other stockholder agreement or understanding which affects voting of the capital securities of the Bank, management of the Bank or the ability of the Bank to enter into a combination with another entity.

          SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF FSB AND THE COMPANY. FSB and the Company represent and warrant to the Bank that:

          (a) CORPORATE ORGANIZATION AND QUALIFICATION. FSB is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America and is duly qualified to do business and is in good standing in all jurisdictions where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect. FSB has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets, except for such lack thereof which would not have a Material Adverse Effect. All of the issued and outstanding common stock of FSB is owned by the Company. The Company is a corporation duly organized and in good standing under the laws of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect.
The Company has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets.

          (b) CORPORATE AUTHORITY. FSB has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of FSB's and the Company's Board of Directors (at meetings duly called and held) has by the affirmative vote of two-thirds of all directors (a) determined that the Merger is advisable and in the interests of it and its respective stockholders and (b) approved this Agreement and the transactions contemplated hereby. The Company, as sole stockholder of FSB, has approved this Agreement and the Merger. This Agreement is a valid and binding agreement of FSB and the Company enforceable against FSB and the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the rights and remedies of creditors generally and subject to general principles of equity (including possible unavailability of specific performance or injunctive relief and the general discretion of the court considering the matter), regardless whether enforceability is considered in a proceeding in equity or at law.

          (c) NO VIOLATIONS. The execution, delivery and performance of this Agreement by FSB and the Company do not, and the consummation of the transactions contemplated hereby will not (i) constitute a breach or default under, the Federal Stock Charter or by-laws of FSB or the Certificate of Incorporation or by-laws of the Company; (ii) constitute a breach or default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of FSB or the Company, or enable any person to enjoin the Merger under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which any of FSB or the Company are parties, or to which any of their properties or assets may be bound or affected ("FSB Agreement"), except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect; or (iii) require, with respect to FSB or the Company, any approval, consent or waiver under any law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any FSB Agreement, other than (A) the required approvals, consents and waivers of Government Regulators referred to in Section 5.1(b), and (B) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not have a Material Adverse Effect or enable any person to enjoin the Merger.

          (d) FINANCIAL STATEMENTS. (i) Each of the consolidated statements of financial condition of the Company and FSB as of December 31, 1994, 1995 and 1996, related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with notes and schedules thereto, audited by Coopers & Lybrand L.L.P., true and complete copies of which have been provided by the Company and FSB to the Bank, (such year-end financial statements collectively, the "Company's Financial Statements") (A) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (B) fairly present the consolidated financial position of the Company and the Bank at the dates and the consolidated results of operations and cash flows of the Company and the Bank for the periods stated therein and (C) are derived from the books and records of the Company and the Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practice; provided, however, that for the year ended 1994, the Company's Financial Statements include only financial statements of the Bank.

          (ii) The Company and FSB have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with the FDIC and the OTS, and all other material reports and statements required to be filed by them since January 1, 1994, and all fees and assessments due and payable in connection therewith have been paid.

          (e) LITIGATION. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, Government Regulator or otherwise pending or, to the Knowledge of the Company or FSB after due inquiry, threatened against the Company or FSB, that individually or in the aggregate, are reasonably likely to hinder or delay the consummation of the transactions contemplated hereby.

          (f)     ABSENCE OF REGULATORY ACTIONS.  Except as set forth in
Schedule 3.2(f), neither the Company nor FSB is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of Government Regulators nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.


                            ARTICLE IV.  COVENANTS

          SECTION 4.1. ACQUISITION PROPOSALS. The Bank agrees that neither it nor any of its officers and directors shall, and the Bank shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Bank) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of the Bank of its fiduciary duties as advised in writing by counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. The Bank will notify FSB immediately if any such inquiries or proposals are received by, or any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued, with the Bank.

          SECTION 4.2. EMPLOYEES. At the Effective Time, FSB will pay or cause to be paid by the Surviving Bank severance payments to Bank employees whose employment with the Surviving Bank will not continue after the Effective

Time, up to the aggregate amount of $75,000, such amount to be allocated among such employees in accordance with a schedule to be prepared by the President of the Bank in consultation with FSB. At and following the Effective Time, the Surviving Bank and FSB shall honor the employment contracts set forth on Schedule 3.1(l) between the Bank and Michael J. Indiveri and Michael E. Staples.

          SECTION 4.3. ACCESS AND INFORMATION. Upon reasonable notice, the Bank shall afford to FSB and its representatives (including, without limitation, officers and designated employees of FSB, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as FSB may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. FSB will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, FSB will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 4.3 unless such information (i) was already known to FSB or the Company, (ii) becomes available to FSB or the Company from other sources not known by such person to be bound by a confidentiality agreement, (iii) is disclosed with the prior written approval of the Bank or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

          SECTION 4.4.     CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.
FSB, the Company and the Bank shall (a) as soon as practicable make any filings and applications required to be filed or made in order to obtain all approvals, consents and waivers of Government Regulators necessary or appropriate for the consummation of the transactions contemplated hereby,
(b) cooperate with one another in promptly (i) determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and
(ii) making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers, and (c) deliver to the other parties copies of the publicly available portions of all such filings and applications promptly after they are filed.

          SECTION 4.5. INDEMNIFICATION. FSB agrees that following the Effective Time, it shall indemnify and hold harmless any director or officer of the Bank or the Subsidiary, serving as such immediately prior to the Effective Time, who has rights to indemnification from the Bank or the Subsidiary to the same extent and on the same conditions as such person is entitled to indemnification pursuant to the Bank's Federal Stock Charter or by-laws or the Subsidiary's Certificate of Incorporation or by-laws as in effect on December 31, 1996, to the extent legally permitted to do so, with respect to claims asserted, or actions or proceedings commenced, within five years after the Effective Time, based upon or arising from events or transactions occurring on or prior to the Effective Time, or the operation of the business of the Bank, directly or indirectly by FSB or the Company, from and after the Effective Time.

          SECTION 4.6. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Government Regulators, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

          SECTION 4.7. PUBLICITY. Except as contemplated in this Agreement or required by applicable law, neither the Bank nor FSB nor the Company shall, without the prior consent of the other party (which consent shall not be unreasonably withheld), issue any press release or otherwise making public filings or statements with respect to this Agreement or the transactions contemplated.

          SECTION 4.8. PROXY MATERIALS. (a) As soon as practicable after the date hereof, the Company, FSB and the Bank shall together, or pursuant to an allocation of responsibility to be agreed upon between them
(i) prepare the proxy materials (the "Proxy Materials") with respect to the Bank Meeting (as defined in Section 4.9). The Proxy Materials, at the time of mailing thereof, shall be approved by the Bank, the Company and FSB.

          (b) The Bank represents and warrants to the Company and FSB and the Company and FSB represent and warrant to the Bank that none of the information with respect to it or them, as the case may be, and in the case of the Bank, any of its directors, officers or stockholders or, in the case of the Company and FSB, any of their respective directors or officers, to be included in the Proxy Materials and any amendments or supplements thereto, will at the time of the mailing thereof and at the time of the Bank Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (c) The Bank, on the one hand, and the Company and FSB, on the other hand, shall furnish as soon as practicable to one another and one another's counsel all such information as may be required to effectuate the actions set forth in this Section 4.8.

          SECTION 4.9. STOCKHOLDERS' MEETING. The Bank shall take all action necessary, in accordance with applicable law and its Federal Stock Charter and by-laws, to convene an annual or special meeting of the holders of Bank Common Stock (the "Bank Meeting") as promptly as practicable for the purpose of considering and taking action required by this Agreement. Except to the extent legally required for the discharge by the Bank's Board of Directors of its fiduciary duties as advised in writing by the Bank's counsel, the Board of Directors of the Bank shall unanimously recommend that at the Bank Meeting the holders of the Bank Common Stock vote in favor of and approve this Agreement and the Merger.

          SECTION 4.10. LETTER AGREEMENT. Simultaneously with the execution and delivery of this Agreement, PASL (by a duly authorized officer) and each member of the Board of Directors of the Bank shall execute and deliver to the Company and the Bank a letter in the form of Exhibit B hereto.

          SECTION 4.11. NOTIFICATION OF CERTAIN MATTERS. The Bank shall give prompt notice to the Company and FSB of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Bank or the Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract; and (b) any change in the financial condition, properties, business, results of operations or prospects of it and the Subsidiary taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any Material Adverse Effect. Each of the Bank, FSB and the Company shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          SECTION 4.12. INTERIM. FSB shall promptly take all steps necessary or appropriate in order to organize Interim and shall cause Interim to take all actions which are necessary or appropriate in order to effectuate the purposes of this Agreement.


                    ARTICLE V.  CONDITIONS TO CONSUMMATION

          SECTION 5.1. CONDITIONS TO ALL PARTIES' OBLIGATIONS. The respective obligations of FSB, the Company and the Bank to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of two-thirds of the outstanding Bank Common Stock.

          (b)     Interim shall have been duly organized.

          (c) FSB, the Company, Interim and the Bank shall have procured from the OTS and the FDIC (to the extent required by law) the required approvals, consents or waivers with respect to the Agreement and the transactions contemplated hereby and all applicable statutory waiting periods shall have expired; and FSB, the Company, Interim and the Bank shall have procured all other regulatory approvals, consents or waivers of Government Regulators or other persons that are necessary to the consummation of the transactions contemplated by the Agreement; PROVIDED, HOWEVER, that no approval, consent or waiver referred to in this Section 5.1(c) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would (i) result in a Material Adverse Effect on FSB, the Company or the Surviving Bank (on a combined basis giving effect to the Merger and the other transactions contemplated by this Agreement) or (ii) would materially reduce the benefits of the transactions contemplated by the Agreement to FSB, the Company or the Surviving Bank in a manner that FSB or the Company, in their good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known at the date hereof.

          (d) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

          (e) No party hereto or any affiliate thereof shall be subject to any order, decree or injunction of a court or Government Regulator of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against FSB, the Company or the Bank or any of their affiliates brought by any Government Regulator seeking to prevent consummation of the transactions contemplated hereby.

          (f) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Government Regulator which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

          SECTION 5.2. CONDITIONS TO OBLIGATIONS OF FSB AND THE COMPANY. The obligations of FSB and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations and warranties of the Bank contained in this Agreement shall, in all material respects, be true and correct at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and FSB and the Company shall have received at the Closing a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Bank, dated the Effective Time, to the foregoing effect.

          (b) The Bank shall have delivered to FSB a letter dated the date of the Effective Time and delivered at the Closing, from BDO Seidman, LLP, the Bank's independent public accountants, in form and substance reasonably acceptable to the Company and FSB.

          (c) FSB and the Company shall have received at the Closing an opinion, dated as of the Effective Time, from Herrick Feinstein LLP, counsel to the Bank, which opinion shall be in form and substance reasonably acceptable to the Company and FSB to the effect that:

               (i) the Bank is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America and is duly qualified to do business and is in good standing in all jurisdictions where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect and the Bank has the requisite corporate and other power and authority (including all federal, state and local governmental authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets;

               (ii) the Bank has the requisite corporate power and corporate authority and has taken all corporate action and received all corporate approvals necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly executed and delivered on behalf of the Bank, and assuming due execution and delivery on behalf of the Company and FSB, is a valid and binding agreement of the Bank enforceable against the Bank in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the rights and remedies of creditors generally and subject to general principles of equity (including possible unavailability of specific performance or injunctive relief and the general discretion of the court considering the matter), regardless whether enforceability is considered in a proceeding in equity or at law;

               (iii) the authorized and outstanding shares of Bank Stock are as stated in Section 3.1(b) and such shares are duly authorized, validly issued, fully paid and nonassessable;

               (iv) the execution and delivery by the Bank of the Agreement and the consummation of the transactions contemplated thereby do not (A) violate the Federal Stock Charter or by-laws of the Bank, (B) breach or result in a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Bank, or enable any person to enjoin the Merger under, any of the terms, conditions or provisions of any Bank Agreement known to such counsel, or (C) violate any provisions of statutory law or regulation known to such counsel to be applicable to the Bank.

               (v) such counsel does not know of any civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding before any court, Government Regulator or otherwise pending or threatened against the Bank, the Subsidiary, or any of their respective present or former officers, directors or employees, other than those that are set forth in Schedule 3.1(j).

In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary, as to matters of fact upon certificates of government officials and of senior officers of the Bank and such other documents as such counsel may deem appropriate, provided that the extent of such reliance is set forth in such opinion..

          (d) FSB, the Company and Donald Shapiro shall have entered into Employment Agreements substantially in the form attached as Exhibits C(1) and C(2), and the agreements set forth on Schedule 3.1(l) between the Bank and Mr. Shapiro shall have been terminated.

          (e) The aggregate number of Dissenters' Shares shall not be in excess of 10% of the outstanding shares of Bank Common Stock.

          (f) The Company and FSB shall have received prior to the mailing of the Proxy Materials a favorable written opinion of Advest, Inc. with respect to the fairness of the transactions contemplated by this Agreement to FSB's and the Company's shareholders from a financial point of view.

          (g) Each member of the Board of Directors of the Bank shall have submitted his resignation in writing as a director of the Surviving Bank, effective as of the Effective Time.

          SECTION 5.3. CONDITIONS TO THE OBLIGATION OF THE BANK. The obligation of the Bank to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations, warranties and covenants of FSB and the Company contained in this Agreement shall, in all material respects, be true and correct on the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); FSB and the Company shall have performed, in all material respects, each of their covenants and agreements contained in this Agreement; and the Bank shall have received at the Closing certificates signed by the President and CEO and the Chief Financial Officer of each of FSB and the Company, dated the Effective Time, to the foregoing effect.

          (b) The Bank shall have received at the Closing an opinion, dated as of the Effective Time, from Hughes Hubbard & Reed LLP, counsel to FSB and the Company, which opinion shall be in form and substance reasonably acceptable to the Bank to the effect that:

               (i) FSB is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The Company is a corporation duly organized and in good standing under the laws of Delaware;

               (ii) FSB and the Company have the requisite corporate power and corporate authority and have taken all corporate action and received all corporate approvals necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly executed and delivered on behalf of each of FSB and the Company and, assuming due execution and delivery on behalf of the Bank, is a valid and binding agreement of FSB and the Company enforceable against FSB and the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the rights and remedies of creditors generally and subject to general principles of equity (including possible unavailability of specific performance or injunctive relief and the general discretion of the court considering the matter), regardless whether enforceability is considered in a proceeding in equity or at law; and

               (iii) the execution and delivery by FSB and the Company of the Agreement and the consummation of the transactions contemplated thereby do not (A) violate the charter or by-laws of either FSB or the Company, (B) breach, or result in a default under, any existing obligation of FSB or the Company under any agreement listed in the exhibit sections of the Company's filings with the Securities and Exchange Commission under the Securities

Exchange Act of 1934, or (C) violate any provisions of statutory law or regulation known to such counsel to be applicable to FSB or the Company.

               (iv) such counsel does not know of any civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding before any court, Governmental Regulation or otherwise pending or threatened against FSB or the Company that seek to affect the enforceability of the Agreement or to enjoin the Merger.

In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary, as to matters of fact upon certificates of government officials and of any senior officers of FSB and the Company and such other documents as such counsel may deem appropriate, provided that the extent of such reliance is set forth in such opinion.

          (c) The aggregate amount of the Merger Consideration and the Class A Redemption shall have been provided to the Exchange Agent by FSB or the Company in cash or cash equivalents to be held by the Exchange Agent, in escrow, pending payment pursuant to Section 1.3.


                           ARTICLE VI.  TERMINATION

          SECTION 6.1. TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of the Bank:

          (a) by the mutual consent of FSB, the Company and the Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

          (b) by action of either the Boards of Directors of the Company and FSB, on the one hand, or the Board of Directors of the Bank, on the other hand, if the Merger shall not have become effective on or prior to September 30, 1997, or such later date as shall have been approved by the Boards of Directors of the Company, FSB and the Bank (unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate);

          (c) by action of the Boards of Directors of the Company and FSB, if (i) the Board of Directors of the Bank shall have authorized, recommended or proposed, or announced its intention to authorize, recommend or propose any Acquisition Proposal (as defined in Section 4.1), or (ii) the Bank shall have entered into any agreement in principle or definitive agreement with respect to any Acquisition Proposal, or (iii) the Board of Directors of the Bank shall have publicly withdrawn or modified its recommendation that the holders of Bank Common Stock vote in favor of and approve this Agreement and this Merger; or (iv) the condition set forth in
Section 5.1(a) shall not have been satisfied.

          (d) by action of the Board of Directors of the Bank if the condition set forth in Section 5.1(a) shall not have been satisfied AND at least 30 days have elapsed since the convening of the Bank Meeting.

          SECTION 6.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement by either FSB, the Company or the Bank, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 6.3 and Section 7.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

          SECTION 6.3. Termination Fees. (a) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, the Company and FSB have incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs and costs of management and employee time). To compensate the Company and FSB for such costs, and for foregoing other opportunities, if (A) this Agreement terminates because the Bank does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 5.3 is not satisfied and such nonsatisfaction has not been the result of the failure of the Bank to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement; (B) this Agreement is terminated by the Company and FSB pursuant to Section 6.1(c) (i), (ii) or (iii); or (C) this Agreement is terminated by the Company and FSB pursuant to Section 6.1(c)(iv) and PASL or any member of the Board of Directors of the Bank shall have breached its or his agreement contained in the letter agreement referred to in Section 4.10, then the Bank shall pay to FSB on demand (and in no event more than three days after such demand) in immediately available funds, One Million Dollars ($1,000,000); provided, however, that no such fee shall be payable in the event that this Agreement is terminated by the Company and FSB pursuant to Section 6.1(c)(iv) and PASL and the members of the Board of Directors of the Bank shall have complied with the letter agreement referred to in Section 4.10.

          (b) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, the Bank has incurred and will incur direct and indirect monetary and other costs (including with limitation attorneys' fees and costs and costs of management and employee time). To compensate the Bank for such costs, and for foregoing other opportunities, if this Agreement terminates because either FSB or the Company does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 5.2 is not satisfied and such nonsatisfaction has not been the result of the failure of FSB or the Company to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement, then FSB or the Company shall pay to the Bank on demand (and in no event more than three days after such demand) in immediately available funds, One Million Dollars ($1,000,000).


                          ARTICLE VII.  OTHER MATTERS

          SECTION 7.1. CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

          "BANK'S KNOWLEDGE" or "FSB's OR THE COMPANY'S KNOWLEDGE" or other similar phrases means information which is actually known to any officer or director of the Bank, FSB or the Company, as the case may be, who is subject to Regulation O, 12 C.F.R. Part 215.

          "MATERIAL ADVERSE EFFECT," with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, properties, assets, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

          "PERSON" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

          SECTION 7.2. SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in the last two sentences of Section 4.3 and in Section 6.3 and Section 7.6 shall survive such termination.
          SECTION 7.3. WAIVER. Prior to the Effective Time, any provision of this Agreement may be: (i) waived by the party benefited by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors.

          SECTION 7.4. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, as to matters governed by laws applicable to federal stock associations and, as to other matters, the laws of the State of New York, without reference to the choice of law principles thereof.

          SECTION 7.6.     EXPENSES.  Except as otherwise provided in
Section 6.3, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

          SECTION 7.7. NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand or telecopy (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other parties hereto.

          If to the Bank, to:
               New York Federal Savings Bank
               2 Park Avenue, 24th Floor
               New York, NY  10021
               Telecopy: (212) 797-2704

               Attention:     President


          With copies to:
               Herrick, Feinstein LLP
               2 Park Avenue
               New York, NY 10016
               Telecopy: (212) 889-7577

               Attention: Lawrence M. Levinson

          If to Interim or FSB, to:
               Flushing Savings Bank
               144-51 Northern Boulevard
               Flushing, NY  11354
               Telecopy: (718) 539-1025

               Attention:     President and CEO

          If to the Company, to:
               Flushing Financial Corporation
               144-51 Northern Boulevard
               Flushing, NY  11354
               Telecopy:  (718) 539-1025

               Attention:     President and CEO

          With copies, in the case of FSB, the Company and Interim, to:
               Hughes Hubbard & Reed LLP
               One Battery Park Plaza
               New York, NY  10004
               Telecopy:  (212) 422-4726

               Attention:     Merrikay S. Hall

          SECTION 7.8. ENTIRE AGREEMENT, ETC. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                         FLUSHING SAVINGS BANK, FSB


                                         By:  /s/ James F. McConnell
                                              ------------------------
                                         Name:  James F. McConnell
                                         Title: President and C.E.O.


                                         FLUSHING FINANCIAL CORPORATION


                                         By:  /s/ James F. McConnell
                                              ------------------------
                                         Name:  James F. McConnell
                                         Title: President and C.E.O.


                                         NEW YORK FEDERAL SAVINGS BANK


                                         By:  /s/ David L. Shapiro
                                              ------------------------
                                         Name:  David L. Shapiro
                                         Title: President

                          EXHIBIT AND SCHEDULE INDEX
                                      TO
                      AGREEMENT AND PLAN OF MERGER DATED
                      AS OF APRIL 24 1997 BY AND BETWEEN
                     FLUSHING SAVINGS BANK, FSB, FLUSHING
           FINANCIAL CORPORATION AND NEW YORK SAVINGS BANK ("BANK")


  EXHIBITS              DESCRIPTION
------------      -----------------------------------------------------------

Exhibit A         List of directors and officers of the Surviving Bank

Exhibit B(1)      Letter Agreement between PASL Holding Corporation and
                  Flushing Financial Corporation confirming that all shares will be voted to approve the transaction

Exhibit B(2)      Letter Agreement between each member of the Board of
                  Directors of the Bank and Flushing Financial Corporation confirming that all shares will be voted to approve the transaction

Exhibit C(1)      Employment Agreement between Flushing Savings Bank,
                  FSB and Donald L. Shapiro

Exhibit C(2)      Employment Agreement between Flushing Financial
                  Corporation and Donald L. Shapiro


  SCHEDULES             DESCRIPTION
------------      -----------------------------------------------------------

Schedule 3.1(h)   Absence of Certain Changes, Liabilities

Schedule 3.1(i)   Tax Examinations & Audits

Schedule 3.1(j)   Litigation and Other Liability Disclosures

Schedule 3.1(k)   Regulatory Actions & Orders

Schedule 3.1(l)   Contracts, Agreements

Schedule 3.1(n)   Employee Benefit Plans

Schedule 3.1(o)   Title to Assets, Leases

Schedule 3.1(q)   Brokers, Finders Employed by Bank

Schedule 3.1(r)   Environmental Disclosures


(continued)

                          EXHIBIT AND SCHEDULE INDEX
                                      TO
                      AGREEMENT AND PLAN OF MERGER DATED
                      AS OF APRIL 24 1997 BY AND BETWEEN
                     FLUSHING SAVINGS BANK, FSB, FLUSHING
           FINANCIAL CORPORATION AND NEW YORK SAVINGS BANK ("BANK")


  SCHEDULES             DESCRIPTION
------------      -----------------------------------------------------------

Schedule 3.1(t)   Related Party Contracts, Interests

Schedule 3.1(w)   Loan Portfolio Classifications

Schedule 3.1(x)   Voting, Shareholder Agreements

Schedule 3.2(f)   Absence of Regulatory Actions

Flushing Savings Bank, FSB and Flushing Financial Corporation hereby agree to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.